TORTOISE ENERGY INFRASTRUCTURE CORPORATION
FIRST AMENDMENT TO THE CUSTODY AGREEMENT
     THIS FIRST AMENDMENT dated as of the 24th day of May, 2010, to the Custody Agreement, dated as of December 12, 2003 (the “Agreement”), is entered into by and between TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Company” or “Fund”) and U.S. BANK, N.A., a national banking association (the “Custodian”).
RECITALS
     WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the Company and the Custodian desire to amend the fees of the Agreement; and
     WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.
     NOW, THEREFORE, the parties agree as follows:
Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION	U.S. BANK, N.A.

By:	By:

Name:	Name: Michael R. McVoy

Title:	Title: Vice President

Amended Exhibit C
to the Custody Agreement — Tortoise Energy Infrastructure Corporation

DOMESTIC CUSTODY SERVICES
ANNUAL FEE SCHEDULE effective May 1, 2010

Annual fee based upon market value per fund
.4 basis points

Portfolio Transaction Fees
$7.50 per disbursement wire
$5.50 per incoming wire
$5.50 per US Bank repurchase agreement transaction
$4.00 per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$30.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$4.00 per principal paydown
$8.00 per option/future contract written, exercised or expired
$50.00 per Cedel/Euroclear transaction
$15.00 per mutual fund trade
$15.00 per margin variation Fed wire
$6.00 per short sale
$150.00 per segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

No charge for the initial conversion free receipt.

Overdrafts — charged to the account at prime interest rate plus 2.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

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